                         INVESTMENT ACCOUNTING AGREEMENT

         THIS AGREEMENT made the 24th day of February, 2003, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the state of Massachusetts, having its trust office located at 225 Franklin Street, Boston, Massachusetts 02110 ("State Street"), and FIRST EAGLE VARIABLE FUNDS, INC., a Maryland corporation, having its principal office and place of business at 1345 Avenue of the Americas, New York, New York 10020 (the "Fund").

                                   WITNESSETH:

         WHEREAS, the Fund desires to appoint State Street as its agent to perform certain investment accounting and recordkeeping functions; and

         WHEREAS, State Street is willing to accept such appointment;

         NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF STATE STREET. The Fund hereby constitutes and appoints State Street as agent to perform certain accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Rule 31a of the Investment Company Act of 1940 (the "1940 Act") and to calculate the net asset value of the Fund.

2.       REPRESENTATIONS AND WARRANTIES

         A. Fund hereby represents, warrants and acknowledges to State Street:

                  1. That it is a corporation or trust (as specified above) duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and

                  2. That it has the requisite power and authority under applicable law, its articles of incorporation and its bylaws to enter into this Agreement; that it has taken all requisite action necessary to appoint State Street as investment accounting and recordkeeping agent for the Fund; that this Agreement has been duly executed and delivered by the Fund; and that this Agreement constitutes a legal, valid and binding obligation of the Fund, enforceable in accordance with its terms.

         B. State Street hereby represents, warrants and acknowledges to the
            Fund:

                  1. That it is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; and

                  2. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by State Street; and that this Agreement





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                           constitutes a legal, valid and binding obligation of
                           State Street, enforceable in accordance with its terms.

3.       DUTIES AND RESPONSIBILITIES OF STATE STREET

         A. Delivery of Accounts and Records. The Fund shall turn over or cause to be turned over to State Street all of the Fund's relevant accounts and records previously maintained. State Street shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it, and the Fund shall indemnify and hold State Street harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of the Fund to provide, or to provide in a timely manner, any accounts, records or information needed by the State Street to perform its functions hereunder.

         B. Accounts and Records. State Street will prepare and maintain, with the direction and as interpreted by the Fund, the Fund's accountants and/or other advisors, in complete, accurate and current form all accounts and records (i) required to be maintained by the Fund with respect to portfolio transactions under Rule 31a of the 1940 Act, (ii) required to be maintained as a basis for calculation of the Fund's net asset value, and
                  (iii) as otherwise agreed upon between the parties. State Street will preserve said records in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. State Street relies upon the Fund to furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete the Fund's records and perform daily calculation of the Fund's net asset value. State Street shall incur no liability and the Fund shall indemnify and hold harmless State Street from and against any liability arising from any failure of the Fund to furnish such information in a timely and accurate manner, even if the Fund subsequently provides accurate but untimely information. It shall be the responsibility of the Fund to furnish State Street with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities when such information is not readily available from generally accepted securities industry services or publications.

         C. Accounts and Records Property of Fund. State Street acknowledges that all of the accounts and records maintained by State Street pursuant to this Agreement are the property of Fund, and will be made available to the Fund for inspection or reproduction within a reasonable period of time, upon demand. State Street will assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's accounts and records but shall be reimbursed by the Fund for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of the necessary information or instructions, State Street will supply information from the books and records it maintains for the Fund that the Fund needs for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and State Street shall agree upon from time to time.



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         D.       Adoption of Procedures. State Street and the Fund may from time to time adopt procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by the Fund or its accountants or other advisors conflicts with or violates any requirements of its prospectus, articles of incorporation, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound. The Fund will be responsible to notify State Street of any changes in statutes, regulations, rules, requirements or policies which might necessitate changes in State Street's responsibilities or procedures.

         E. Calculation of Net Asset Value. State Street will calculate the Fund's net asset value, in accordance with the Fund's prospectus. State Street will price the securities and foreign currency holdings of the Fund for which market quotations are available by the use of outside services designated by the Fund which are normally used and contracted with for this purpose; all other securities and foreign currency holdings will be priced in accordance with the Fund's instructions. State Street will have no responsibility for the accuracy of the prices quoted by these outside services or for the information supplied by the Fund or for acting upon such instructions.

4.       INSTRUCTIONS

         A. The term "instructions", as used herein, means written (including telecopied or telexed) or oral instructions which State Street reasonably believes were given by a designated representative of the Fund. Written instructions or written confirmation of oral instructions shall be signed by two designated representatives. The Fund shall deliver to State Street, upon execution hereof and thereafter from time to time as changes therein are necessary, written instructions naming one or more designated representatives to give instructions in the name and on behalf of the Fund, which instructions may be received and accepted by State Street as conclusive evidence of the authority of any designated representative to act for the Fund and may be considered to be in full force and effect (and State Street will be fully protected in acting in reliance thereon) until receipt by State Street of notice to the contrary. Unless such written instructions delegating authority to any person to give instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, State Street will be under no obligation to inquire into the right of such person to give any instructions whatsoever which State Street may receive from such person. If the Fund fails to provide State Street any such instructions naming designated representatives, any instructions received by State Street from a person reasonably believed to be an appropriate representative of the Fund shall constitute valid and proper instructions hereunder. "Designated representatives" of the Fund may include its employees and agents, including investment managers and their employees.

         B. No later than the next business day immediately following each oral instruction, the Fund will send State Street written confirmation of such oral instruction. At State Street's sole discretion, State Street may record on tape, or otherwise, any oral instruction whether given in person or via telephone, each such recording identifying the date and the time of the beginning and ending of such oral instruction.





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

5.       LIMITATION OF LIABILITY OF STATE STREET

         C. State Street shall at all times use reasonable care and due diligence and act in good faith in performing its duties under this Agreement. State Street shall not be responsible for, and the Fund shall indemnify and hold State Street harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against State Street, incurred by State Street or for which State Street may be held to be liable, arising out of or attributable to:

                  1. All actions taken by State Street pursuant to this Agreement or any instructions provided to it hereunder, provided that State Street has acted in good faith and with due diligence and reasonable care; and

                  2. The Fund's refusal or failure to comply with the terms of this Agreement (including without limitation the Fund's failure to pay or reimburse State Street under this indemnification provision), the Fund's negligence or willful misconduct, or the failure of any representation or warranty of the Fund hereunder to be and remain true and correct in all respects at all times.

         D. State Street may request and obtain at the expense of the Fund the advice and opinion of counsel for the Fund or of its own counsel with respect to questions or matters of law, and it shall be without liability to the Fund for any action taken or omitted by it in good faith, in conformity with such advice or opinion. If State Street reasonably believes that it could not prudently act according to the instructions of the Fund or the Fund's accountants or counsel, it may in its discretion, with notice to the Fund, not act according to such instructions.

         E. State Street may rely upon the advice and statements of the Fund, the Fund's accountants and officers or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted, and State Street shall not be liable for any actions taken, in good faith, upon such advice and statements.

         F. If the Fund requests State Street in any capacity to take any action which involves the payment of money by State Street, or which might make it or its nominee liable for payment of monies or in any other way, State Street shall be indemnified and held harmless by the Fund against any liability on account of such action; provided, however, that nothing herein shall obligate State Street to take any such action except in its sole discretion.

         G. State Street shall be protected in acting hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed. State Street shall be entitled to receive upon request as conclusive proof of any fact or matter required to be ascertained from the Fund hereunder a certificate signed by an officer or designated representative of the Fund. The Fund shall also provide State Street instructions with respect to any matter concerning this Agreement requested by State Street.

         F. State Street shall not be responsible or liable for the failure or delay in performance of its obligations under this Agreement, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection.

         G. EXCEPT FOR VIOLATIONS OF SECTION 9, IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES FOR ANY ACT OR FAILURE TO ACT UNDER ANY PROVISION OF THIS AGREEMENT EVEN IF ADVISED OF THIS POSSIBILITY THEREOF.

6. COMPENSATION. In consideration for its services hereunder as investment accounting. recordkeeping, the Fund will pay to State Street such compensation as shall be set forth in a separate fee schedule, incorporated herein by reference, to be agreed to by the Fund and State Street from time to time. State Street shall also be entitled to receive, and the Fund agrees to pay to State Street, on demand, reimbursement for State Street's cash disbursements and reasonable out-of-pocket costs and expenses, including attorney's fees, incurred by State Street in connection with the performance of services hereunder.

7. TERM AND TERMINATION. The initial term of this Agreement shall be for a period of one (1) year. Thereafter, either party to this Agreement may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party hereto and received not less than ninety
         (90) days prior to the date upon which such termination will take effect. Upon termination of this Agreement, the Fund will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date and the Fund shall designate a successor investment accounting and recordkeeping agent (which may be the Fund) by notice in writing to State Street by the termination date. In the event no written notice designating a successor has been delivered to State Street on or before the date when such termination becomes effective, then State Street may, at its option, deliver the accounts and records to the Fund. Upon delivery to a successor , State Street will have no further obligations or liabilities under this Agreement.

8. NOTICES. Notices, requests, instructions and other writings addressed to the Fund at 1345 Avenue of the Americas, New York, New York, 10020, or at such other address as the Fund may have designated to State Street in writing, will be deemed to have been properly given to the Fund hereunder; and notices, requests, instructions and other writings addressed to State Street at its offices at 801 Pennsylvania Avenue, Kansas City, Missouri 64105, Attention: Investment Accounting Department, or to such other address as it may have designated to the Fund in writing, will be deemed to have been properly given to State Street hereunder.



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9.       CONFIDENTIALITY

         A. The System. Fund acknowledges that State Street has developed proprietary accounting and other systems, and has acquired licenses for other such systems, which it utilizes in conjunction with the services it provides to Fund (the "Systems"). In this regard, State Street maintains certain information in databases under its control and ownership that it makes available on a remote basis to its customers (the "Remote Access Services").

         B. The Services. The provisions of this Section of this Agreement shall govern use of all Systems that State Street may from time to time agree to provide to Fund and its designated investment advisors, consultants or other third parties authorized by State Street who agree to abide by the terms of this Agreement ("Authorized Designees") in order to provide Remote Access Services for the purpose of obtaining and analyzing reports and information.

         C. Security Procedures. Fund agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the Systems and access to the Remote Access Services. Fund agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the Systems or the Remote Access Services has violated or intends to violate the terms of this Agreement and Fund will cooperate with State Street in seeking injunctive or other equitable relief. Fund agrees to discontinue use of the Systems and Remote Access Services, if requested, for any security reasons cited by State Street.

         D. Fees. Fees and charges (if any) for the use of the Systems and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties (the "Fee Schedule"). Fund shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Agreement, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

         E. Proprietary Information/Injunctive Relief. The Systems and Remote Access Services and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know-how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to Fund by State Street as part of the Remote Access Services and through the use of the Systems and all copyrights, patents, trade secrets and other proprietary rights of State Street and its relevant licensors related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors, as applicable (the "Proprietary




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

                  Information"). Fund agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to Funds employees and Authorized Designees (under a similar duty of confidentiality) who require access to the Systems for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

                  Fund agrees to use the Remote Access Services only in connection with the proper purposes of this Agreement. Fund will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the Systems or the Remote Access Services, (ii) sell, rent, license or otherwise use the Systems or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Agreement, (iii) use the Systems or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street's databases, including data from third party sources, available through use of the Systems or the Remote Access Services, to be redistributed or retransmitted for other than use for or on behalf of Fund, as State Street's Customer.

                  Fund agrees that neither Fund nor its Authorized Designees will modify the Systems in any way, enhance or otherwise create derivative works based upon the Systems, nor will Fund or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the Systems.

                  Fund acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and that State Street and its licensor, if applicable, shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

         F. Limited Warranties. State Street represents and warrants that it has the right to grant access to the Systems and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the Systems and Remote Access Services are provided "AS IS", and Fund and its Authorized Designees shall be solely responsible for the investment decisions, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to Fund or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the Systems or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Agreement arising out of any cause or event beyond such party's control.

                  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM




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



                  AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         G. Infringement. State Street will defend or, at its option, settle any claim or action brought against Fund to the extent that it is based upon an assertion that access to any proprietary System developed and owned by State Street or use of the Remote Access Services through any such proprietary System by Fund under this Agreement constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that Fund notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or proceeding. Should any such proprietary System or the Remote Access Services accessed thereby or any part thereof become, or in State Street's opinion be likely to become, the subject of a claim of infringement or the like under the patent or copyright or trade secret laws of the United States, State Street shall have the right, at State Street's sole option, to (i) procure for Fund the right to continue using such System or Remote Access Services, (ii) replace or modify such System or Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate the Remote Access Services without further obligation.

         H. Termination. Either party may terminate the Remote Access Services (i) for any reason by giving the other party at least one-hundred and eighty (180) days' prior written notice in the case of notice of termination by State Street to Fund or thirty (30) days' notice in the case of notice from Fund to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of this section of this Agreement by giving the other party written notice of termination. In the event of termination, Fund will return to State Street all copies of documentation and other confidential information in Funds possession or in the possession of its Authorized Designees. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three
                  (3) years.

10.      MULTIPLE PORTFOLIOS. If the Fund is comprised of more than one
         Portfolio:

         H. Each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

         I. Additional Portfolios may be added to this Agreement, provided that State Street consents to such addition. Rates or charges for each additional Portfolio shall be as agreed upon by State Street and the Fund in writing.



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

11.      MISCELLANEOUS

         J. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the Commonwealth of Massachusetts, without reference to the choice of laws principles thereof.

         K. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         L. The representations and warranties, the indemnifications extended hereunder, and the provisions of Section 9 hereof are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

         M. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

         N. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

         O. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         P. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Q. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every provision of this Agreement shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

         R. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

         S. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between State Street and the Fund.

         T. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by either party hereunder shall not affect any rights or obligations of the other party hereunder.



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

         L. This agreement supercedes the previous agreement between First Eagle Sogen Variable Funds, Inc. and State Street Bank and Trust Company dated November 17, 2000.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

STATE STREET BANK AND TRUST COMPANY


By:
   -----------------------------------------------

Title:
       -------------------------------------------


FIRST EAGLE VARIABLE FUNDS, INC.


By:      Robert Bruno

Title:   Vice President and Secretary





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